Exhibit 4.1
SEVENTH AMENDMENT TO
SHAREHOLDER PROTECTION RIGHTS AGREEMENT
     THIS SEVENTH AMENDMENT (this “Amendment”), effective as of August 9, 2010, is between PRGX GLOBAL, INC., a Georgia corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York banking corporation and successor in interest to Wachovia Bank, National Association, as Rights Agent (“AST” or the “Rights Agent”).
W I T N E S S E T H
     WHEREAS, in connection with that certain Shareholder Protection Rights Agreement dated as of August 9, 2000, as amended effective March 12, 2002, August 16, 2002, November 7, 2005, November 14, 2005, March 16, 2006 and September 17, 2007, between the Company and the Rights Agent (the “Agreement”), the Board of Directors of the Company deems it advisable and in the best interest of the Company and its shareholders to amend the Agreement in accordance with Section 5.4 thereof; and
     WHEREAS, pursuant to its authority under Section 5.4 of the Agreement, the Board of Directors of the Company has authorized and approved this Amendment to the Agreement set forth herein as of the date hereof.
     NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:
     1. Definitions. Capitalized terms used in this Amendment, which are not otherwise defined herein, are used with the same meaning ascribed to such terms in the Agreement.
     2. Amendments.
(a) The definition of “Expiration Time” in Section 1.1 is hereby deleted in its entirety and replaced to read as follows:
“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the close of business on August 12, 2011 and (iv) the merger of the Company into another corporation pursuant to an agreement entered into when there is no Acquiring Person unless such transaction would constitute a Flip-over Transaction or Event.
(b) Section 5.9 is hereby amended to provide that notices or demands shall be addressed as follows (until another address is filed):

If to the Company:	PRGX Global, Inc.
600 Galleria Parkway, Suite 100
Atlanta, Georgia 30339-5949
Attention: Victor A. Allums, General Counsel

with a copy to:	Troutman Sanders LLP
600 Peachtree Street, NE, Suite 5200
Atlanta, Georgia 30308
Attention: David W. Ghegan, Esq.

If to Rights Agent:	American Stock Transfer & Trust Company, LLC
59 Maiden Lane
New York, New York 10038
Attention: Corporate Trust Department
     3. Counterparts. This Amendment may be executed in any one or more counterparts, each of which shall be deemed an original and all of which shall together constitute the same Amendment.
     4. Ratification. Except as modified and amended as set forth herein, the Agreement is hereby ratified and confirmed without further modification or amendment.
[signature page to immediately follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.

PRGX GLOBAL, INC.

By:	/s/ Victor A. Allums

Name:	Victor A. Allums
Title:	Senior Vice President and General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Herbert J. Lemmer

Name:	Herbert J. Lemmer
Title:	Vice President